Exhibit 10.27

Nonstatutory Stock Option
Granted Under Genocea Biosciences. Inc.’s 2007 Equity Incentive Plan

1.                                      Grant of Option.

This certificate evidences a nonstatutory stock option (this “Stock Option”) granted by Genocea Biosciences, Inc., a Delaware corporation (the “Company”), on February 4, 2013 to Katrine S. Bosley (the “Participant”) pursuant to the Company’s 2007 Equity Incentive Plan (as from time to time in effect, the “Plan”).  Under this Stock Option, the Participant may purchase, in whole or in part, on the terms herein provided, a total of 370,000 shares of common stock of the Company (the “Shares”) at $.11 per Share.  The latest date on which this Stock Option, or any part thereof, may be exercised is February 4, 2023 (the “Final Exercise Date”).  The Stock Option evidenced by this certificate is intended to be, and is hereby designated, a nonstatutory option, that is, an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

Vesting Schedule:

370,000 shares subject to such option, (i) one forty-eighth (1/48) of such shares shall vest starting on March 4, 2013, and (ii) thereafter one forty-eighth (1/48) of such shares shall vest on each of the next monthly anniversaries, subject to Ms. Bosley’s continued tenure on the Board of Directors on such dates; (iii) to vest as to 100% of such shares immediately prior to a Covered Transaction (as defined in the Plan);

Notwithstanding the foregoing, upon termination of the Participant’s consulting agreement, any portion of this Stock Option that is not then exercisable will promptly expire and the remainder of this Stock Option will remain exercisable for three months; provided, that any portion of this Stock Option held by the Participant immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for one year following the Participant’s death; and further provided, that in no event shall any portion of this Stock Option be exercisable after the Final Exercise Date.

2.                                      Exercise of Stock Option.

Each election to exercise this Stock Option shall be in writing, signed by the Participant or the Participant’s executor, administrator, or legally appointed representative (in the event of the Participant’s incapacity) or the person or persons to whom this Stock Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan.  Subject to the further terms and conditions provided in the Plan, the purchase price may be paid as follows: (i) by delivery of cash or check acceptable to the Administrator; (ii) upon and following an initial public offering of the Company, through a broker-assisted exercise program acceptable to the Administrator; or (iii) through any combination of the foregoing.  In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this

Stock Option.  Additionally, the Option Holder may elect an early-exercise of unvested options that will permit the exercise of some or all of a portion of such options that not fully vested (subject to entry into a mutually agreeable stock restriction agreement with reverse vesting provisions and having a repurchase right of the company as to unvested stock at the exercise price).

3.                                      Restrictions on Transfer of Shares.

If at the time this Stock Option is exercised the Company or any of its shareholders is a party to any agreement restricting the transfer of any outstanding shares of the Company’s common stock, the Administrator may provide that this Stock Option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Administrator).

4.                                      Withholding; Agreement to Provide Security.

If at the time this Stock Option is exercised the Company determines that under applicable law and regulations it could be liable for the withholding of any federal or state tax upon exercise or with respect to a disposition of any Shares acquired upon exercise of this Stock Option, this Stock Option may not be exercised unless the person exercising this Stock Option remits to the Company any amounts determined by the Company to be required to be withheld upon exercise (or makes other arrangements satisfactory to the Company for the payment of such taxes).

5.                                      Nontransferability of Stock Option.

This Stock Option is not transferable by the Participant otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

6.                                      Provisions of the Plan.

This Stock Option is subject to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the date of the grant of this Stock Option has been furnished to the Participant.  By exercising all or any part of this Stock Option, the Participant agrees to be bound by the terms of the Plan and this certificate.  All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

GENOCEA BIOSCIENCES, INC.

/s/ Robert E. Farrell Jr. CPA
Vice President Finance & Admin

Dated: May 13, 2013

Acknowledged

/s/ Katrine S. Bosley
Katrine S. Bosley